Exhibit 99.1

In compliance with informal SEC guidance, WPS Resources is filing this Current Report on Form 8-K to present reclassified financial statements in response to the requirements of EITF 02-03. The reclassified financial statements are set forth in the attached exhibits to this Form 8-K. These exhibits contain information identical to the corresponding items of the 2002 Annual Report, except that the information contained in the exhibits has been updated to the extent necessary to report revenues from energy-trading contracts net of related cost of sales for all activities that are trading and involved derivative instruments as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and to conform the related disclosures for all periods presented. Other than the correction of any typographical errors the other information contained in the attached exhibits has not been revised or modified. There have been no events subsequent to December 31, 2002 that would require the financial statements as of December 31, 2002 to be updated. Neither reported margins, net income, nor cash flows were impacted by the reclassification of revenue upon adoption of EITF 02-03.

The following information replaces Section A. (General) of Item 1(Business) previously filed in the Form 10-K Annual Report of WPS Resources for the year ended December 31, 2002. All other sections of Item 1 are unchanged.

WPS RESOURCES CORPORATION
Reclassification Of Financial Information Reported In Form 10-K
For Year Ended December 31, 2002

ITEM 1. BUSINESS

A. GENERAL

WPS Resources Corporation

    WPS Resources was incorporated in Wisconsin in 1993 as a holding company for regulated utility and nonregulated business units. Approximate percentages of revenues, net income, and assets for 2002 and the year ended December 31, 2002 of WPS Resources and its principal operating subsidiaries are:

2002	Percent of Revenues *	Percent of Net Income *	Percent of Assets *

Wisconsin Public Service Corporation	65%	76%	58%
Upper Peninsula Power Company	4%	3%	4%
WPS Energy Services, Inc.	23%	10%	27%
WPS Power Development, Inc.	9%	22%	11%
WPS Resources Corporation	0%	(12%)	2%

    * The percentages above do not total 100% due to intercompany transactions.

    Wisconsin Public Service, WPS Energy Services, and WPS Power Development are Wisconsin corporations. Upper Peninsula Power is a Michigan corporation. Wisconsin Public Service and Upper Peninsula Power are regulated utilities. WPS Energy Services and WPS Power Development are nonregulated entities.

Wisconsin Public Service Corporation

    Wisconsin Public Service, which began operations in 1883, is a regulated electric and natural gas utility serving an 11,000 square mile service territory in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. In 2002, Wisconsin Public Service served 407,696 electric retail customers and 295,816 natural gas retail customers. Wholesale electric service is provided to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor-owned utilities, and a municipal joint action agency.

2002 Operating Revenues

State	Wisconsin	96%	Michigan	4%
Customers	Electric	69%	Natural gas	31%
Electric	Retail	87%	Wholesale	13%
Natural gas	Retail	100%	Wholesale	0%

Upper Peninsula Power Company

    Upper Peninsula Power, established in 1884, is a regulated utility providing electric service to a 4,500 square mile area of Michigan's Upper Peninsula. In 2002, Upper Peninsula Power provided retail electric service to 50,770 customers and wholesale electric service was provided to 437 customers. Total revenues consisted of 89% retail sales and 11% wholesale sales.

WPS Resources Capital Corporation

    WPS Resources Capital Corporation was created in 1999 as an intermediate holding company for the nonregulated subsidiaries of WPS Resources. At the end of 2002, WPS Resources Capital Corporation had total assets of $1.2 billion, consisting primarily of its investments in WPS Energy Services and WPS Power Development.

WPS Energy Services, Inc.

    WPS Energy Services, established in 1994, is a nonregulated subsidiary of WPS Resources Capital Corporation. WPS Energy Services provides energy and related products and services in the nonregulated energy market throughout the Midwest and northeastern United States and in the adjacent provinces of Canada. WPS Energy Services had revenues of $362.8 million in 2002 and assets of $877 million at December 31, 2002.

WPS Power Development, Inc.

    WPS Power Development, established in 1995, is also a nonregulated subsidiary of WPS Resources Capital Corporation. Energy-related services provided by WPS Power Development include project development, engineering and management services, and operations and maintenance services. WPS Power Development currently owns, through its subsidiaries, electric generation facilities in Wisconsin, Maine, Pennsylvania, New York, and New Brunswick, Canada, a 23.3% interest in a synthetic fuel processing facility located in Kentucky, and steam production facilities located in Arkansas and Oregon. WPS Power Development had revenues of $145.2 million in 2002 and assets of $358.1 million at December 31, 2002.